Exhibit 14

Coachmen Industries, Inc.

STATEMENT OF BUSINESS PRINCIPLES

Fundamental to success for the Company are those basic values which have guided our progress since our founding.

Our Corporate motto is “Dedicated to the Enrichment of Your Life.”

This means we will do our best to provide quality products and services which will improve the lifestyle of our users.

“Our word is our bond.”

Our dealers and suppliers are like partners. We endeavor to practice the Golden Rule in all of our relations with others.

“Quality is our first priority.”

We must achieve customer satisfaction by building quality products. This will allow us to compete effectively in the marketplace. We will always remember: No sale is a good sale for Coachmen unless it fulfills our customers’ expectation.

“Customers are the focus of everything we do.”

As a Company we must never lose sight of the commitment we make to those who buy our products. Our deep-seated philosophy is that “Business goes where it is invited and stays where it is well cared for.”

“Integrity is our commitment.”

The conduct of our Company’s affairs must be pursued in a manner that commands respect for its honesty and integrity.

“Profits are required for the Company to grow and flourish.”

Profits are our report card of how well we provide customers with the best products for their needs.

Our doors are always open to men and women who can contribute to our fulfillment of these goals.

Adopted by the Board of Directors October 24, 2002 and Revised December 10, 2002

CODE OF CONDUCT

        Simply stated, we believe that it is good business to act ethically and to obey the law, and, conversely, it is bad business to do anything less. One of the Company’s most valuable assets is its reputation for integrity. We intend to hold to a single high standard of integrity in everything we do. We will keep our word. We will not make commitments we don’t intend to keep. We will obey the law.

        The Company’s Statement of Business Principles should be used to as guidelines for the Code of Conduct.

        Each corporate officer and director will sign this Code of Conduct, to confirm that he/she has read it, understands it, and will abide by it, but also to serve as an example to our employees. Business integrity starts at the top.

        All officers, directors and employees (“employee/s”) of Coachmen Industries, Inc., including all of it subsidiaries (“Coachmen” or “Company”) will adhere to the following Code of Conduct:

FAIR DEALING: I will deal fairly, honestly and responsibly with all customers, fellow employees, and anyone else with whom I come in contact while representing Coachmen. With regard to customers, this duty requires me to conduct sales in a truthful and accurate manner, always maintaining high ethical standards. With regard to contracts, we will comply with their obligations and try to uphold the spirit of all business arrangements. With regard to others, this responsibility requires us treat them with respect and dignity, and in the same manner that we wish to be treated.

CONDUCT IN THE WORKPLACE: I will conduct myself in a professional and businesslike manner. Inappropriate work place behavior such as discrimination or harassment is not permitted. I will assist the Company in its goal of providing a safe work environment for all employees. Workplace safety is fundamental. I will follow all safety rules and immediately report to my supervisor any unsafe conditions or incidents. I will not use, possess or be under the influence of alcohol, mind altering or illegal substances while at work. I will bring no weapons to the workplace.

CONFLICTS OF INTEREST: I will always act in what I believe to be the best interest of the Company, and avoid activities that may conflict with this obligation. Activities such as working for a competitor, investing in or doing business with companies that do business with Coachmen, employing or supervising relatives, or receiving gifts or special favors from companies that do business with Coachmen that are for the benefit of the recipient and are of significant value, can all give rise to potential conflicts with Coachmen’s interests. Any employee having an interest, direct or indirect (other than an interest of 0.5% or less in a publicly held Company), in any supplier, customer, competitor or franchisee of Coachmen shall make prompt disclosure to his or her immediate supervisor and the Company General Counsel, and obtain approval to continue the relationship from the appropriate authority. Employees will not offer their skills or services to competitors or engage in any business practices or in any outside businesses that compete with, or sell goods or services to, Coachmen without first making prompt disclosure to their immediate supervisor and the Company General Counsel, and obtaining approval to do so from the appropriate authority. Employing immediate family members in a direct supervisory relationship should be avoided, and exceptions cleared in advance by the Senior Vice President – Human Resources, or, as appropriate, by the Nominating/Governance Committee of the Board of Directors. Before accepting any gift or special favor (including trips or outings) from any person or entity doing business with the Company having a value in excess of one hundred dollars ($100), employees must obtain approval from their immediate supervisor and General Manager. Gifts or special favors with a value to any individual of over one hundred dollars ($100), or to any group of employees with a value of over three hundred dollars ($300), require clearance by the Company General Counsel. All requests for approval shall be submitted on the attached form, and copies of the form indicating the action taken shall be forwarded to the General Counsel. Business entertainment, whether provided by or to a Company employee, must not be excessive and must be lawful and appropriate within acceptable boundaries of good taste and business purposes. Employees will not abuse their authority by seeking loans, investments, special favors or other special benefits from other employees they may supervise. If any employee thinks he or she may have or is subjected to a conflict of interest, he or she should consult with his or her immediate Supervisor or Unit Manager.

CORPORATE OPPORTUNITIES: I will promptly and fully disclose all opportunities, inventions or ideas pertaining to the Company’s businesses. I recognize my duty to advance opportunities for the Company that arise as a result of my employment by Company. I will not seek personal gain from or seek to take for myself opportunities that come to my attention by virtue of my employment with the Company, or that are discovered or invented through the use of Company property, information, position, resources or time.

COMPANY PROPERTY AND INFORMATION: I will protect and safeguard the Company’s property including inventory, cash, records, and confidential information, at all times. Personal use of supplies, equipment or premises belonging to the Company is prohibited, unless a supervisor gives prior permission and arranges compensation, where appropriate. It is the obligation of every employee to report any misuse of Company property, or conduct that might threaten the security of this property. Further, property should not be entrusted or responsibility delegated to those whom I have reason to believe might have a propensity to abuse the trust or authority. Employees should maintain the confidentiality of information entrusted to them by the company or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

COMPANY RECORDS: I will create and maintain only truthful and accurate Company records. Coachmen will keep its books and records according to generally accepted accounting principles and in accordance with established Company finance and accounting policies. Accrual and reserve entries and capitalization of costs will be used only for legitimate purposes. Company financial statements and periodic reports required to be filed with public agencies will be accurate, complete, objective, timely and understandable. No Company records will be destroyed except in accordance with the Company’s Record Retention Policy. All employees will cooperate fully with internal and outside auditors during examinations of the Company’s books, records and operations.

COMPLYING WITH THE LAW: I will strictly adhere to all applicable laws and regulations in effect where the Company does business. This includes insider trading laws, environmental laws and anti-trust laws. I will keep confidential and not seek personal profit from any material non-public information concerning the Company’s performance or prospects to which I have access. I will strictly comply with all environmental permits for the Company’s operations. I will not collude with competitors to reach specific or tacit understandings to fix prices, allocate customers or markets, or inhibit competition.

POLITICAL ACTIVITIES: I will not make political contributions using Company funds, use or permit the use of Company assets for political purposes, or take public positions on behalf of the Company, without first obtaining approval from the appropriate authority. The Company encourages participation in the political process. This includes service on governmental bodies and participation in partisan political activities. However, such activities should not interfere with employment duties or compromise the Company’s reputation. Approval may be requested from the Company’s General Counsel.

REPORTING CODE COMPLIANCE: I will report known or suspected violations to the appropriate authority. The integrity of the Company is diminished whenever its standards are violated. The Company forbids any retaliation against an employee who, in good faith, reports suspected wrongdoing.

The Company’s General Counsel has the overall responsibility to oversee compliance with the Company’s Code of Conduct. Any questions concerning the Code on its interpretation may be addressed to the General Counsel. Employees may report suspected violations to the General Counsel, or, if they involve the General Counsel, to the Chairman of the Nominating/Governance Committee of the Board of Directors, at any time. The General Counsel shall advise the Chief Executive Officer and other officers of the Company of reports of suspected violations, as appropriate. Employees may report violations to their immediate supervisor, or to internal audit, at any time. The Company will use reasonable efforts to honor requests for confidentiality, to the extent consistent with its need to investigate the report and take appropriate action. However, the Company also provides a toll free telephone number for anonymous reporting if you are concerned about revealing your identity.

Before the close of each year, the Company’s General Counsel will prepare an appropriate listing of senior Company managers who will be asked to report on compliance. Those on the list will be required to complete a memorandum, by year-end: (1) affirming knowledge and understanding of the Code; and (2) reporting any events for activities which might cause an impartial observer to conclude that the Code hasn’t been followed. These reports should be sent directly to the General Counsel. The reports may be shared with the Chief Executive Officer and other officers, as appropriate. Reports will be treated in confidence, to the extent consistent with the need to investigate the report and take appropriate action.

Any waiver of this Code of Conduct may be made only by the Board of Directors or the Nominating/Governance Committee of the Board of Directors, and shall be promptly disclosed to the Company’s shareholders.

From time to time, the Company may issue more specific policies concerning some of the areas touched on by the Code of Conduct. Violations of this Code of Conduct or those policies, including knowingly failing to report violations by others, is cause for immediate discipline, including possible dismissal. No one will be permitted to justify an illegal or improper act by claiming it was ordered or authorized by a supervisor or co-worker.

Coachmen Industries, Inc.
/s/ Clair C. Skinner By: Claire C. Skinner Chairman of the Board and Chief Executive Officer

Affirmation:
        I have read the above Code of Conduct, understand it, and will abide by it.

______________________________

CERTIFICATION OF COMPLIANCE

        I have reviewed and I am fully familiar with the Statement of Business Principles and Code of Conduct of Coachmen Industries, Inc.

        I hereby represent to the Board of Directors, Executive Management Committee and shareholders that during the period January 1, 2___ to the date hereof:

1)	I have not violated any policy, rule or principle summarized therein, in any material respect, except as described on my attached statement.

2)

I have no knowledge of any violation of any such policy, rule or principle, in any material respect, by any other person, and I have no knowledge of any circumstance that might lead an impartial observer to conclude that there was such a violation, except as described on my attached statement.

3)

I have no knowledge or reason to believe any fact or circumstance that would make any record or entry on any record or any financial statement of the Company false, incomplete or misleading, except as described on my attached statement.

4)	If any change occurs which would require a different answer or statement for the same or any other period, I will promptly provide a supplemental statement.

5)	My signature on this form is my certification that I have described all material exceptions on the attachment, or, if there is no attachment, that there is no exception.

__________________________________ Business Unit or Subsidiary	__________________________________ Employee's Signature Printed Name:_______________________ Date:_______________________

REQUEST for APPROVAL
GIFT, OUTING or SPECIAL FAVOR

Name of Person Requesting Approval: ___________________________________________

Phone number: ________________ Fax: _________________ E-mail: __________________

Name(s) of Person(s) to Receive Gift/Outing/Favor: _________________________________________________________________________

Company Providing the Gift/Outing/Favor: ________________________________________

Name of Person Offering the Gift/Outing/Favor: _____________________________________

Relationship to Company: _____________________________________________________

Description of Gift, Outing, Favor: _______________________________________________

Estimated Value: $ _______________________

Reason for Gift, Outing, Favor:
__________________________________________________________________________
__________________________________________________________________________
__________________________________________________________________________

_____________________________________ Applicant's Signature	_____________________ Date of Request

Action:

Approved	Disapproved
_______	_______	________________________________________ Supervisor	_______ Date
_______	_______	________________________________________ General Manager	_______ Date
_______	_______	________________________________________ General Counsel	_______ Date